Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES FIRST QUARTER RESULTS
• Net Earnings Increase 24.2% to $57.5 million ($.19 per share)
• Comparable Store Sales Grow by 4.4%

UNION, New Jersey, June 18, 2003 -— Bed Bath & Beyond Inc. today reported net earnings of $57.5 million ($.19 per share) in the fiscal first quarter ended May 31, 2003, an increase of approximately 24.2% from the $46.3 million ($.15 per share) earned in the fiscal first quarter of 2002. Net sales for the fiscal first quarter of 2003 were $893.9 million, an increase of approximately 15.1% from net sales of $776.8 million in the fiscal first quarter of 2002. Comparable store sales in the fiscal first quarter of 2003 grew by approximately 4.4%, compared with an increase of approximately 13.2% in last year’s fiscal first quarter (the largest quarterly increase in comparable store sales in eight years).

As of May 31, 2003, there were 498 Bed Bath & Beyond stores operating in 44 states and Puerto Rico, including 8 new stores opened during the fiscal first quarter. Total store space of the Bed Bath & Beyond stores at the end of the fiscal first quarter was approximately 17,423,000 square feet, an increase of approximately 15.5% over total store space of approximately 15,081,000 square feet of the 409 Bed Bath & Beyond stores operating at the end of the corresponding period last year. Since the beginning of the fiscal second quarter on June 1, 2003, 5 new Bed Bath & Beyond stores have been opened, bringing the total number of stores now operating to 503 stores in 44 states and Puerto Rico. Including those already opened year-to-date, the Company plans to open 80 to 90 stores, in both new and existing markets, during fiscal 2003 (which ends on February 28, 2004).

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. Shares of Bed Bath & Beyond are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

This press release may contain forward looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS; (at 908/688-0888):

Ronald Curwin Chief Financial Officer and Treasurer Ext. 4550	Kenneth C. Frankel Director of Financial Planning Ext. 4554	Paula J. Marbach Investor Relations Ext. 4552 Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended

	May 31,	June 1,
	2003	2002

Net sales	$893,868	$776,798
Cost of sales	526,688	458,436

Gross profit	367,180	318,362
Selling, general and administrative expenses	276,730	245,661

Operating profit	90,450	72,701
Interest income	3,059	2,582

Earnings before provision for income taxes	93,509	75,283
Provision for income taxes	36,001	28,984

Net earnings	$57,508	$46,299

Net earnings per share — Basic	$0.19	$0.16
Net earnings per share — Diluted	$0.19	$0.15
Weighted average shares outstanding — Basic	294,963	291,726
Weighted average shares outstanding — Diluted	303,038	300,674

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	May 31,	June 1,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$683,745	$380,435
Short term investment securities	50,682	—
Merchandise inventories	926,906	850,041
Other current assets	72,477	50,935

Total current assets	1,733,810	1,281,411

Long term investment securities	140,756	146,673
Property and equipment, net	412,883	357,914
Other assets	22,522	23,951

	$2,309,971	$1,809,949

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$379,240	$329,317
Accrued expenses and other current liabilities	267,793	225,813
Income taxes payable	68,010	58,327

Total current liabilities	715,043	613,457

Deferred rent and other liabilities	60,395	45,232

Total liabilities	775,438	658,689

Total shareholders’ equity	1,534,533	1,151,260

	$2,309,971	$1,809,949

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended

	May 31,	June 1,
	2003	2002

Cash Flows from Operating Activities:
Net earnings	$57,508	$46,299
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,781	17,195
Amortization of bond premium	306	—
Tax benefit from exercise of stock options	13,129	6,947
Deferred income taxes	(1,462)	(3,177)
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(11,235)	(80,159)
Other current assets	(8,736)	(3,961)
Other assets	17	(1)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	16,275	52,496
Accrued expenses and other current liabilities	21,595	30,771
Income taxes payable	(2,998)	7,139
Deferred rent and other liabilities	3,489	4,218

Net cash provided by operating activities	107,669	77,767

Cash Flows from Investing Activities:
Purchase of investment securities	(67,812)	(94,764)
Redemption of investment securities	125,000	—
Acquisition, net of cash acquired	—	(24,097)
Capital expenditures	(8,757)	(11,631)

Net cash provided by (used in) investing activities	48,431	(130,492)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	11,975	3,664

Net cash provided by financing activities	11,975	3,664

Net increase (decrease) in cash and cash equivalents	168,075	(49,061)
Cash and cash equivalents:
Beginning of period	515,670	429,496

End of period	$683,745	$380,435